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                                                                 EXHIBIT 10.13

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is effective as of the 1st day of September, 1996, between GEORGE H. WELLS (the "Employee") and CENTRUM INDUSTRIES, INC. (the "Corporation"):
                                   WITNESSETH

     WHEREAS, the parties hereto entered into an Employment Agreement as of September 1, 1992 which the parties desire to amend and restate in its entirety; and

     WHEREAS, the Employee desires employment as President and Chief Executive Officer; and

     WHEREAS, the Board of Directors of the Corporation desires to employ Employee under the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

     1. EMPLOYMENT.

     The Corporation employs the Employee and the Employee accepts such employment upon the terms and conditions set forth in this Agreement. The prior Employment Agreement dated as of September 1, 1992 is hereby terminated.

     2. TERM.

        2.1 The term of this Agreement shall begin on the effective date set forth above and shall continue for a period of one (1) year.

        2.2 This Agreement shall automatically renew for an additional one (1) year term unless terminated in writing by either party hereto, notice of termination to be given not less than sixty (60) days prior to the commencement of a new term.

        2.3 Nothing in this Agreement shall be construed to prevent its termination by

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             the Corporation at any time for "Cause".  For the purposes of this
             Agreement, "Cause" shall mean the commission of any of the following by Employee:

             (a) a violation of any of the terms of this Agreement which violation causes or may cause material harm to the Corporation; or

             (b) an act of theft, dishonesty, embezzlement, or
                 misappropriation of funds, or the conviction of or plea of no contest to a crime involving moral turpitude; or

             (c) an act or failure to commit an act in the course of his duties for the Corporation, which act or failure to act constitutes willful or wanton misconduct or gross negligence; or

             (d) a breach of any of his duties to the Corporation
                 which breach results in significant harm to the Corporation.

     3. COMPENSATION.

     For all services rendered by the Employee under this Agreement (and in addition to other monetary or other benefits referred to in this Agreement) compensation shall be paid the Employee as follows:

        3.1 The Employee shall be paid a salary of Two Hundred Thousand Dollars ($200,000.00) per year payable in twenty-four (24) equal bi-monthly installments on the 15th and last day of each month.

        3.2 In addition to the bi-monthly salary, the Employee shall receive a stock and/or cash bonus, the amount of which shall be determined in the sole discretion of the Board of Directors of the Corporation. The purpose of the bonus will be to make the total compensation paid annually to the Employee equal to the reasonable value of his services to the extent the Corporation is financially able to pay such compensation without incurring losses. Such bonus may be payable at any time or times during the year as the Board of Directors may determine but shall be paid at least annually.

         3.3 In addition to the bi-monthly salary and any stock and/or cash bonus as set forth in paragraph 3.2, and so long as this Agreement has not terminated

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             (but subject to the provisions of paragraph 3.7), Employee shall be paid a Performance Bonus of five percent (5%) of the Corporation's consolidated before tax profit for each fiscal year of the Corporation, payable no later than ninety (90) days after the end of each fiscal year.

        3.4 The Corporation shall reimburse the Employee for travel and other expenses reasonably and necessarily incurred by the Employee in the performance of his duties pursuant to this Agreement.

        3.5 The Corporation shall furnish Employee with an automobile of a make and model to be agreed upon by the parties. The Corporation shall pay the cost of all major repairs and all operating expenses, gasoline, oil, insurance, and minor repairs and maintenance.

        3.6 The Corporation shall reimburse Employee for the medical coverage currently provided to Employee in an amount not to exceed Five Hundred Dollars ($500.00) per month. Upon termination of this coverage, the Corporation will cover Employee under its then existing group policy of medical coverage for employees, if any.

         3.7 In the event Employee's employment is terminated other than for "Cause" (as defined in paragraph 2.3) at any time prior to the expiration of the then current term of this Agreement, then the Corporation shall pay to Employee as severance compensation an amount equal to nine (9) times Employee's base monthly cash compensation then in effect, together with any bonuses earned pursuant to paragraph 3.2 hereof but not yet paid and the pro rata amount of the Performance Bonus that the Employee would otherwise have earned under the terms of paragraph 3.3 hereof had this Agreement not been terminated.

     4. DUTIES.

     The Employee is employed to act as President and Chief Executive Officer of the Corporation. He shall report to the Board of Directors of the Corporation. The Employee will use his best efforts to carry out his duties and responsibilities and to devote his full time, attention, and energy thereto, unless otherwise authorized. the foregoing shall not be construed

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as preventing the Employee from making investments in other businesses or enterprises provided that Employee agrees not to become engaged in any other business enterprise which interferes with his ability to discharge his duties and responsibilities on a full-time basis.

     The Employee agrees to follow and abide by all federal, state and municipal laws and ordinances relating to or regulating the business of the Corporation.

     The Employee agrees to not take part in any other business or profession without the prior written consent of the Board of Directors and all pertinent details in connection with any such involvement shall be made part of the Board's written decision.

     5. WORKING FACILITIES.

     The Corporation will furnish the Employee with technical and secretarial assistance and other facilities and services suitable to his position and adequate for the performance of his duties.

     6. VACATIONS.

     The Employee shall be entitled to a vacation of five (5) weeks each year, during which time his salary shall be paid in full. The Employee shall take his vacation at such time or times as shall be approved by the Corporation.

     7. POST-TERMINATION.

     Following any termination of Employee by the Corporation, Employee shall fully cooperate with the Corporation in all matters relating to the winding up of his pending work on behalf of the Corporation and the orderly transfer of any pending work to other employees of the Corporation as may be designated by the Corporation. The Corporation shall be entitled to such full or part time service by Employee as it may reasonable require during all or any part of the sixty (60) day period following notice of termination by Employer.

     8. CONFIDENTIAL INFORMATION.

     Employee recognizes and acknowledges that by reason of his employment by and service to the Corporation, he will have access to confidential information of the Corporation and its affiliates, including without limitation information and knowledge pertaining to products, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates

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and dealers, distributors, wholesales, customers, clients, suppliers and others who have business dealings with the Corporation and its affiliates ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Corporation's Board of Directors, unless such information is in the public domain through no fault of Employee or except as may be required by law.

     9. NONCOMPETITION.

     During the Employment Term and for a period of one (1) year thereafter (except in the event of a termination of the employment due to the sale of the assets of the Corporation), Employee will not, unless acting pursuant hereto or with the prior written consent of the Board of Directors of the Corporation, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, management, operation, control, or financing of, to be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise which competes with the Corporation or any of its subsidiaries; provided, however, that the foregoing agreement not to compete shall be void in the event the Corporation terminates the employment of the Employee other than for Cause (as defined in paragraph 2.3).

     10. RELATIONSHIP BETWEEN THE PARTIES.

     The parties recognize that the Board of Directors of the Corporation, in accordance with the state statute controlling the organization and administration of for profit corporations, shall manage the business affairs of the Corporation.

     The relationship between the Corporation and the Employee is that of an employer and an employee. As such employee, the Employee shall be entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, bonus, profit sharing or similar benefits for its regular employees.

     11. BINDING AGREEMENT.

     This Agreement is binding on and enforceable by and against the parties, their successors, heirs, legal representatives, and assigns, and may be amended, altered, or terminated only by an

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instrument in writing signed by all parties bound by this Agreement as of the time of such amendment, alteration, or termination.

     12. GOVERNING LAW.

     This Agreement shall be governed by and construed according to the laws of the State of Ohio.

     13. SEVERABILITY.

     No part if this Agreement shall be affected if any other part of it is held invalid or unenforceable.

     14. NOTICES.

     Any notices required or permitted to be given under this Agreement must be given in writing, and will be deemed received when personally delivered or, if earlier, when received after mailing by registered or certified United States mail, postage prepaid, with return receipt requested. Notice to the Corporation is valid if sent to its principal place of business, and notice to Employee is valid if sent to him at his address as it appears in the Corporation's records.

     15. HEADINGS.

     The headings of this Agreement are inserted for convenience only and are not part of the Agreement.

     16. WAIVER.

     Any party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

     17. COPIES.

     More than one (1) copy of this Agreement may be executed and all parties agree and acknowledge that each executed copy shall be a duplicate original.

     18. NUMBER AND GENDER.

     Masculine terms used in this Agreement shall include the feminine and neuter genders, and neuter terms shall include both masculine and feminine genders. Singular terms shall include the plural, and vice versa, whenever the context and/or the circumstances require it.



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     IN WITNESS WHEREOF, the parties have executed this Agreement this 18th day of November 1996.


                                     CENTRUM INDUSTRIES, INC.

                                     By____________________________________


                                     ______________________________________
                                     GEORGE WELLS, Employee



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